CHARTERMAC'S SHAREHOLDERS APPROVE EXPANSION OF COMPANY'S
                              INCENTIVE SHARE PLAN

NEW YORK--November 26, 2003--CharterMac (the "Company")(AMEX:CHC) announced that the proposal to expand the Company's incentive share plan was approved at the adjourned date of the annual shareholders meeting held today.

CharterMac had previously adjourned the Company's annual meeting on November 17, 2003, pursuant to a shareholder proposal adopted on the original meeting date to keep the polls open on the incentive share plan. The adjournment enabled the Company to solicit votes from all remaining shareholders who had not voted. As of the meeting date, a majority of the votes entitled to be cast with respect to the proposal were voted in favor of the incentive share plan.

"We were very pleased that our shareholders approved the expansion of our incentive share plan," said Stuart J. Boesky, Chief Executive Officer of CharterMac. "We believe that this plan is an important tool to attract and retain qualified employees as well as to align the financial interests of these individuals with the common shareholders of our company."

About the Company

CharterMac is one of the nation's leading full-service multifamily finance companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country. Collectively, the Company and its subsidiaries offer financing for every part of a multifamily property's capital structure. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. You should review the risk factors contained in CharterMac's proxy statement filed September 5, 2003, distributed to shareholders in connection with the approval of the acquisition and its other public filings for a discussion of the risks related to the acquisition and the ownership of CharterMac's common shares. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.